Exhibit 11.1

PartnerRe Ltd.

Computation of Net Income per Common and Common Equivalent Share

For the Nine Months and Three Months Ended September 30, 2004 and 2003

(in thousands of U.S. dollars, except per-share amounts)

	For the Nine Months Ended September 30, 2004			For the Nine Months Ended September 30, 2003
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net income	$348,684			$363,150
Less: preferred dividends	14,681			24,421

Net income available to common shareholders/Weighted average number of common shares outstanding/ Basic net income per share	$334,003	53,633.0	$6.23	$338,729	53,091.6	$6.38
Effect of dilutive securities:
Class B warrants		—			299.5
Stock options		515.8			409.8

Net income available to common shareholders/Weighted average number of common and common equivalent shares outstanding/Diluted net income per share	$334,003	54,148.8	$6.17	$338,729	53,800.9	$6.30

	For the Three Months Ended September 30, 2004			For the Three Months Ended September 30, 2003
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net income	$83,205			$116,865
Less: preferred dividends	4,894			4,854

Net income available to common shareholders/Weighted average number of common shares outstanding/ Basic net income per share	$78,311	53,311.2	$1.47	$112,011	53,636.4	$2.09
Effect of dilutive securities:
Stock options		410.5			315.6

Net income available to common shareholders/Weighted average number of common and common equivalent shares outstanding/Diluted net income per share	$78,311	53,721.7	$1.46	$112,011	53,952.0	$2.08